_________________________________________________________________



                      ASSET PURCHASE AGREEMENT

                           BY AND BETWEEN

                             SYN, INC.,

                               AND

                     EMPIRE ENERGY CORPORATION,



                     DATED AS OF JULY 25, 1995

_________________________________________________________________

                               TABLE OF CONTENTS

                                                                        PAGE
ARTICLE 1  PURCHASE AND SALE.............................................  1
      SECTION 1.1.  AGREEMENT TO SELL AND BUY ASSETS.....................  1
      SECTION 1.2.  PURCHASE PRICE.......................................  3
      SECTION 1.3.  EXCHANGED OUTLETS ASSETS.............................  7
      SECTION 1.4.  PURCHASE PRICE ADJUSTMENTS...........................  8

ARTICLE 2  THE CLOSING..................................................  11
      SECTION 2.1.  CLOSING DATE........................................  11
      SECTION 2.2.  DELIVERIES BY SYN...................................  11
      SECTION 2.3.  DELIVERIES BY BUYER.................................  12
      SECTION 2.4.  ESCROW AGENT........................................  12
      SECTION 2.5.  ADJUSTMENTS AND PRORATIONS..........................  13
      SECTION 2.6.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS...........  14

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SYN........................  15
      SECTION 3.1.  ORGANIZATION AND QUALIFICATION......................  15
      SECTION 3.2.  AUTHORITY...........................................  15
      SECTION 3.3.  CONSENTS AND APPROVALS; NO VIOLATIONS...............  15
      SECTION 3.4.  ABSENCE OF LIABILITIES..............................  16
      SECTION 3.5.  REAL PROPERTY.......................................  16
      SECTION 3.6.  PERSONAL PROPERTY...................................  17
      SECTION 3.7.  INTELLECTUAL PROPERTY...............................  19
      SECTION 3.8.  ASSUMED CONTRACTS...................................  19
      SECTION 3.9.  LICENSES AND PERMITS................................  19
      SECTION 3.10.  PASS-THROUGH FROM SYNERGY PURCHASE AGREEMENT.......  19
      SECTION 3.11.  CERTAIN FEES.......................................  20
      SECTION 3.12.  DISCLOSURE.........................................  20

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER......................  20
      SECTION 4.1.  ORGANIZATION AND QUALIFICATION......................  20
      SECTION 4.2.  AUTHORITY...........................................  20
      SECTION 4.3.  CONSENTS AND APPROVALS; NO VIOLATION................  21
      SECTION 4.4.  ABSENCE OF LIABILITIES..............................  21
      SECTION 4.5.  ABSENCE OF CERTAIN CHANGES..........................  21
      SECTION 4.6.  EXCHANGED OUTLET REAL PROPERTY......................  22
      SECTION 4.7.  EXCHANGED OUTLET PERSONAL PROPERTY..................  22
      SECTION 4.8.  ASSUMED EXCHANGED OUTLET CONTRACTS..................  24
      SECTION 4.9.  LICENSES AND PERMITS................................  24
      SECTION 4.10.  CERTAIN FEES.......................................  25

     SECTION 4.11.  DISCLOSURE..........................................  25
     SECTION 4.12.  INTELLECTUAL PROPERTY...............................  25

ARTICLE 5  COVENANTS OF THE PARTIES.....................................  25
      SECTION 5.1.  CONDUCT OF THE EXCHANGED OUTLETS BUSINESS...........  25
      SECTION 5.2.  ACCESS TO INFORMATION...............................  27
      SECTION 5.3.  COMMERCIALLY REASONABLE EFFORTS.....................  27
      SECTION 5.4.  REGULATORY APPROVALS................................  27
      SECTION 5.5.  CONSENTS............................................  28
      SECTION 5.6.  PUBLIC ANNOUNCEMENTS................................  28
      SECTION 5.7.  ADDITIONAL SCHEDULES AND SUPPLEMENTAL DISCLOSURE....  28
      SECTION 5.8.  BOOKS AND RECORDS...................................  29
      SECTION 5.9.  OPTIONED OUTLETS EMPLOYEES; EMPLOYEE BENEFITS.......  29
      SECTION 5.10.  EXCHANGED OUTLETS EMPLOYEES; EMPLOYEE BENEFITS.....  30
      SECTION 5.11.  CERTAIN TAX MATTERS................................  30
      SECTION 5.12.  TRADE PAYABLES AND OTHER LIABILITIES...............  31
      SECTION 5.13.  TITLE EXAMINATION..................................  31
      SECTION 5.14.  TANK INVENTORY.....................................  32
      SECTION 5.15.  COOPERATION........................................  32
      SECTION 5.16.  ALLOCATIONS........................................  32

ARTICLE 6  CONDITIONS...................................................  32A
      SECTION 6.1.  CONDITIONS TO OBLIGATIONS OF SYN....................  32A
      SECTION 6.2.  CONDITIONS TO OBLIGATIONS OF BUYER..................  33

ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER............................  36
      SECTION 7.1.  TERMINATION.........................................  36
      SECTION 7.2.  PROCEDURE AND EFFECT OF TERMINATION.................  36
      SECTION 7.3.  AMENDMENT, MODIFICATION AND WAIVER..................  37

ARTICLE 8  SURVIVAL; INDEMNIFICATION....................................  37
      SECTION 8.1.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........  37
      SECTION 8.2.  INDEMNIFICATION BY SYN..............................  37
      SECTION 8.3.  INDEMNIFICATION BY BUYER............................  39
      SECTION 8.4.  GENERAL PROCEDURES..................................  39

ARTICLE 9  MISCELLANEOUS................................................  40
      SECTION 9.1.  FEES AND EXPENSES...................................  40
      SECTION 9.2.  FURTHER ASSURANCES..................................  41
      SECTION 9.3.  NOTICES.............................................  41
      SECTION 9.4.  ENTIRE AGREEMENT....................................  42
      SECTION 9.5.  SEVERABILITY........................................  42


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      SECTION 9.6.  BINDING EFFECT; ASSIGNMENT..........................  43
      SECTION 9.7.  NO THIRD PARTY BENEFICIARIES........................  43
      SECTION 9.8.  COUNTERPARTS........................................  43
      SECTION 9.9.  INTERPRETATION......................................  43
      SECTION 9.10.  ARBITRATION........................................  43
      SECTION 9.11.  GOVERNING LAW......................................  44

SCHEDULES

      Schedule 3.3      Consents and Approvals of SYN
      Schedule 3.5(a)   Optioned Outlet Owned Real Property
      Schedule 3.5(b)   Optioned Outlet Leased Real Property
      Schedule 3.6(a)   Optioned Outlet Owned Personal Property
      Schedule 3.6(b)   Optioned Outlet Tanks
      Schedule 3.6(c)   Optioned Outlet Leased Personal Property
      Schedule 4.6(a)   Exchanged Outlet Owned Real Property
      Schedule 4.6(b)   Exchanged Outlet Leased Real Property
      Schedule 4.7(a)   Exchanged Outlet Owned Personal Property
      Schedule 4.7(b)   Exchanged Outlet Tanks
      Schedule 4.7(c)   Exchanged Outlet Leased Personal Property
      Schedule 5.9      SYN Severance Plan

EXHIBITS

      Exhibit A - Optioned Outlets
      Exhibit B - Exchanged Outlets
      Exhibit C - Escrow Agreement

                           ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the "Agreement"), is made and entered into as of this 25th day of July, 1995 by and between SYN Inc., a Delaware corporation (such corporation and its subsidiaries are collectively referred to as "SYN"), and Empire Energy Corporation, a Tennessee corporation (the "Buyer").

                             W I T N E S S E T H
                             - - - - - - - - - -

      WHEREAS, SYN is planning to purchase certain assets and stock from Synergy Group Incorporated, a Delaware corporation and its subsidiaries (collectively, "Synergy") and S&J Investments, a New York general partnership, as set forth in the Purchase and Sale Agreement by and among Sherman C. Vogel, Stephen A. Vogel, Jeffrey K. Vogel, Jon M. Vogel, Jeanette Vogel, Synergy, S&J Investments (the above entities are referred to collectively herein as the "Sellers"), SYN Inc., and Northwestern Growth Corporation ("NGC"), dated as of May 17, 1995 (the "Synergy Purchase Agreement");

      WHEREAS, under the Synergy Purchase Agreement SYN will purchase from the Sellers various assets, including all of the assets owned by the Sellers that are used in connection with the conduct of the business (the "Optioned Outlets Business") or operation of the 62 retail propane outlets listed on Exhibit A (the "Optioned Outlets");

      WHEREAS, SYN desires to sell to Buyer all of the assets owned by the Sellers that are used in connection with the Optioned Outlets Business (other than the Excluded Assets, as defined in Section 1.1(c)), and Buyer desires to purchase all of such assets from SYN, for the consideration and on the terms and conditions herein provided.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions contained herein, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

       SECTION 1.1.  AGREEMENT TO SELL AND BUY ASSETS.

       (a) ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), SYN shall sell, assign, convey and transfer and deliver to Buyer and Buyer will purchase from SYN, all of the following (collectively, the "Assets"):

            (i) the Owned Personal Property, the major items of which are listed in Schedules 3.6(a) and 3.6(b);

            (ii)   the Owned Real Property, which is listed in Schedule 3.5(a);

            (iii)  the Assumed Contracts, as defined in Section 3.8;

            (iv)   all assignable Licenses and Permits, as defined in Section
      3.9;

            (v)    the Intellectual Property License, as defined in Section 3.7;

            (vi)   all accounts receivable of the Optioned Outlets Business;

            (vii)  all inventory held for resale at the Optioned Outlets;

            (viii) all files and records of SYN relating to the customers, routing, assets, inventories, and accounts receivable of the Optioned Outlets Business that are maintained at the Optioned Outlets and copies of all such files and records that are maintained at central and regional offices (the "Transferred Records"); and

            (ix) all other assets owned by SYN and used in connection with the Optioned Outlets Business other than the Excluded Assets.

      (b) The Assets shall be conveyed to Buyer free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, including without limitation any liens related to taxes, (collectively, "Liens"), except for Permitted Liens as expressly permitted in accordance with this Agreement. All leased real property used in the Optioned Outlets Business and such leased personal property used in the Optioned Outlets

Business as Buyer may elect to accept shall be transferred to Buyer subject to the terms and conditions of such leases.

      (c) Notwithstanding the foregoing, the Assets to be conveyed to Buyer shall not include any of the following Assets (the "Excluded Assets"): (i) any contracts or agreements (including any Plan as defined in Section 3.4 hereof or any other Employee Benefit Plan) other than the Assumed Contracts (as defined in Section 3.8 hereof); (ii) SYN's cash on hand as of the Closing Date and all other cash in any of SYN's bank, money market or savings accounts; (iii) any utility deposits, any and all insurance policies, letters of credit, or other similar items and any cash surrender value in regard thereto; (iv) over-the-road tractors and trailers; and (v) any interest in the Intellectual Property (as defined in Section 3.7) other than the Intellectual Property License; PROVIDED, HOWEVER, that nothing in this Section shall be deemed to relieve Buyer of its obligations under Section 5.9 of this Agreement.

      SECTION 1.2. PURCHASE PRICE. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Assets and of SYN's performance of its other obligations under this Agreement, Buyer shall pay the Cash Component (as defined below) and transfer certain assets (the "Exchanged Outlet Assets") used in the operation of the nine (9) retail outlets currently owned by Buyer ("Exchanged Outlets") listed on Exhibit B hereto, as more particularly described in Section 1.3 (the Cash Component and the Exchanged Outlet Assets are jointly referred to herein as "Purchase Price").

      (a)   The Cash Component shall be calculated as follows:

            (i) The purchase price to be paid by SYN under the Synergy Purchase Agreement (the "Synergy Purchase Price") shall be determined, and shall be deemed to be equal to the result of the following calculation:
      (1) the total amount of cash paid by SYN to the Sellers (or for the account of the Sellers to the Paying Agent, as defined in the Synergy Purchase Agreement) at the first and second closings under the Synergy Purchase Agreement (the "Synergy Closing") after taking into consideration all adjustments contemplated by the Synergy Purchase Agreement; PLUS (2) the fair value, as determined by Baird, Kurtz & Dobson ("BKD"), of the $1,250,000.00 Promissory Note referred to in Section 1.6(a) of the Synergy Purchase Agreement, which shall be deemed to be equal to $1,141,553.00; PLUS (3) $4,500,000; PLUS (4) the total amount of debt and other obligations of Synergy outstanding immediately after the Synergy Closing under mortgage loans and similar agreements in favor of third parties that were entered into in connection with Synergy's acquisition of retail propane outlets included under the Synergy Purchase Agreement and that SYN is assuming at the Synergy Closing; PLUS (5) the estimated costs, which shall be deemed to be equal to $2,500,000.00, to be incurred by SYN in eliminating Synergy's corporate overhead; plus (6) the sum of all actual out-of-pocket expenses (including fees and expenses of

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      attorneys, accountants and investment bankers for SYN, NGC, Empire Gas
      Corporation and Buyer, but not including fees and expenses of attorneys, accountants and investment bankers for the Sellers) incurred by SYN, Northwestern Public Service Company and NGC (the "SYN Group") and Buyer in connection with entering into the transactions (other than financing transactions) set forth in the Synergy Purchase Agreement and this Agreement, all of which expenses shall be paid by the SYN Group and in any event shall not exceed $1,500,000.00 and shall be subject to audit by Buyer; MINUS (7) the value, as determined by BKD, of all assets (other than current assets) acquired by SYN from the Sellers that are not assets of the retail propane outlets to be purchased under the Synergy Purchase Agreement (the "Outlets") (assets whose value is to be deducted include the home office company assets, transport terminals, the forklift business, any surplus land and any other nonretail assets).

            (ii) The Synergy Purchase Price shall be allocated between the Optioned Outlets and the retail propane outlets other than the Optioned Outlets acquired by SYN pursuant to the Synergy Purchase Agreement (the "Retained Outlets") as follows:

                  (1) Earnings before interest, taxes, depreciation and amortization ("EBITDA") for each Outlet ("Outlet EBITDA") will be determined from audited financial statements for the fiscal year ending March 31, 1994.

                  (2) Outlet EBITDA for each Outlet will be adjusted by adding back expenses, if any, for such fiscal year that were attributable to Synergy's home office, transport terminals and other non-retail operations and that were deducted in arriving at Outlet EBITDA for such Outlet ("Adjusted Outlet EBITDA").

                  (3) Aggregate EBITDA will be determined for all Outlets ("Total Outlet EBITDA") and for all Optioned Outlets ("Total Optioned Outlet EBITDA") by summing the Adjusted Outlet EBITDA of all Outlets in each such group.

                  (4) The Synergy Purchase Price will be divided by Total Outlet EBITDA to determine the price per dollar of Adjusted Outlet EBITDA (the "Multiple") being paid in the Synergy Transaction.

                  (5) The portion of the Synergy Purchase Price allocated to the Optioned Outlets (the "Allocated Price") shall be equal to the product of Total Optioned Outlet EBITDA and the Multiple.

            (iii) The value of the Exchanged Outlet Assets shall be determined as follows:

                  (1) Aggregate EBITDA will be determined for the Exchanged Outlets ("Exchanged Outlet EBITDA") using the same methodology as specified in Section 1.2(a)(ii)(1), (2), and (3) above. As part of such determination, adjustments will be made to the extent necessary to ensure that EBITDA of the Exchanged Outlets is calculated on the same basis as EBITDA of the Outlets, and adjustments shall be made as necessary to take account of the reallocation of customers described in Section 4.5.

                  (2) The value of the Exchanged Outlets ("Exchanged Outlet Value") shall be equal to the product of Exchanged Outlet EBITDA and the Multiple.

            (iv) The Working Capital Adjustment to be added to (in the case of a positive result) or subtracted from (in the case of a negative result) the Allocated Price pursuant to Section 1.2(a)(v) shall equal the result of the following calculation:

                  (1) Optioned Outlet Working Capital as of the Synergy closing minus the amount of the Optioned Outlet NWC Adjustment, minus the Exchanged Outlet Working Capital, plus the amount of the Exchanged Outlet NWC Adjustment, as such terms are defined below.

                  (2) The following terms used in computing the Working Capital Adjustment shall have the following definitions:

                        (A) "Net Working Capital Factor" shall equal Synergy's Working Capital at the Second Closing, as defined in the Synergy Purchase Agreement, divided by Total Outlet EBITDA.

                        (B) "Optioned Outlet Working Capital" shall mean the aggregate amount of accounts receivable and inventory held for resale (valued at the lower of cost or market) conveyed to Buyer at closing.

                        (C) "Optioned Outlet NWC Adjustment" shall equal the Optioned Outlet EBITDA multiplied by the Net Working Capital Factor.

                        (D) "Exchanged Outlet Working Capital" shall mean the aggregate amount of accounts receivable (discounted in accordance with standard Empire Gas methodology) and inventory held for resale (valued at the lower of cost or market) conveyed by Buyer to SYN at closing.

                        (E) "Exchanged Outlet NWC Adjustment" shall equal the Exchanged Outlet EBITDA multiplied by the Net Working Capital Factor.

            (v) The Cash Component shall be equal to the Allocated Price PLUS $500,000.00, which shall be compensation to SYN for the tax consequences it expects to incur as a result of this transaction, MINUS the Exchanged Outlet Value as determined in accordance with Section 1.2(a)(iii), PLUS
      OR MINUS the Working Capital Adjustment Amount as determined in accordance with Section 1.2(a)(iv).

            (vi) OPTIONED OUTLET EBITDA. Based upon the financial information that has been made available by Synergy as of the date of this Agreement, the parties understand that, for the year ending March 31, 1994, the Total Optioned Outlet EBITDA (as defined in Section 1.2(a)(ii)(3)) is equal to $6,229,600.00 and the Total Outlet EBITDA (as defined in Section 1.2(a)(ii)(3) is equal to $24,934,800.00. The parties acknowledge that Total Optioned Outlet EBITDA and Total Outlet EBITDA to be determined in connection with the calculation of the Purchase Price may differ from the numbers specified in this subsection because of information that becomes available after the date of this Agreement.

            (vii) EXCHANGED OUTLET EBITDA. For the year ending June 30, 1994, the Exchanged Outlet EBITDA (as defined in Section 1.2(a)(iii)(1) is equal to $281,062.00. The parties acknowledge that Exchanged Outlet EBITDA to be determined in connection with the calculation of the Purchase Price may differ from the numbers specified in this subsection because of information that becomes available after the date of this Agreement.

      (b) The calculations specified in Section 1.2(a) will be performed by BKD and reviewed by Arthur Andersen & Co., L.L.P. ("AA"). BKD shall complete such calculations on a preliminary basis no later than ten (10) days before the Closing and have AA review the same, and shall advise in writing both Buyer and SYN of the results of its preliminary calculation. BKD shall prepare final calculations and a reconciliation of such final calculations to its preliminary calculations within ninety (90) days after the Closing. The determination of BKD shall be final and binding on all parties. Within five (5) business days after BKD delivers its final calculations to the parties, each party shall pay the other any amount necessary (including interest at the prime rate of interest of Citibank, N.A.) to put the parties in the position they would have occupied if the payments made on the Closing Date had been made in accordance with the final calculations.

      SECTION 1.3.  EXCHANGED OUTLET ASSETS

      (a) The "Exchanged Outlet Assets" to be conveyed to SYN at Closing consist of the following tangible and intangible assets used in connection with the conduct of the business (the "Exchanged Outlet Business") or operation of the Exchanged Outlets:

            (i) the Exchanged Outlet Personal Property, which is listed in Schedules 4.7(a) and 4.7(b);

            (ii)   the Exchanged Outlet Real Property, which is listed in
      Schedule 4.6(a);

            (iii) the Assumed Exchanged Outlet Contracts, as defined in Section 4.8;

            (iv) all assignable Exchanged Outlet Licenses and Permits, as defined in Section 4.9;

            (v)    all accounts receivable of the Exchanged Outlets Business;

            (vi)   all inventory held for resale at the Exchanged Outlets;

            (vii) all files and records of the Exchanged Outlets relating to the customers, routing, assets, inventories, and accounts receivable of the Exchanged Outlets that are maintained at the Exchanged Outlets and copies of all such files and records that are maintained at central and regional offices (the "Transferred Exchanged Outlets Records");

            (viii) the Exchanged Outlets Intellectual Property License, as defined in Section 4.12; and

            (x) all other assets of the Exchanged Outlets owned by Buyer other than the Excluded Exchanged Outlet Assets.

      (b) The Exchanged Outlet Assets owned by Buyer shall be conveyed to SYN free and clear of any Liens other than Permitted Liens as expressly permitted in accordance with this Agreement. All leased real property used in the Exchanged Outlets Business and such leased personal property used in the Exchanged Outlets Business as SYN may elect to accept shall be conveyed to SYN subject to the terms and conditions of such leases.

      (c) Notwithstanding the foregoing, the Exchanged Outlet Assets to be conveyed to SYN shall not include any of the following (the "Excluded Exchanged Outlet Assets"): (i) any contracts or agreements (including any Plan as defined in Section 4.4 hereof or any other Employee Benefit Plan) other than the Assumed Exchanged Outlet Contracts (as defined in Section 4.8 hereof); (ii) Buyer's cash on hand as of the Closing Date and all other cash in any of Buyer's bank, money market or savings accounts; (iii) any utility deposits, any and all insurance policies, letters of credit, or other similar items and any cash surrender value in regard thereto; and (iv) over-the-road tractors and trailers. Nothing in this Section shall be deemed to relieve SYN of its obligations under Section
5.10 of this Agreement.

      SECTION 1.4.  PURCHASE PRICE ADJUSTMENTS.

      (a) In the event that SYN waives a condition under the Synergy Purchase Agreement that affects or otherwise pertains to the Optioned Outlets, the Purchase Price shall be adjusted as follows:

            (i) SYN shall provide written notice to Buyer and BKD within one business day after such waiver specifying each closing condition that was waived, the Optioned Outlet or Outlets affected by such waiver, and the facts and circumstances related to the failure of the applicable closing condition to be satisfied.

            (ii) BKD shall estimate the cost, if any, to Buyer of eliminating any conditions or other circumstances associated with the affected Optioned Outlets that caused the closing conditions under the Synergy Purchase Agreement not to be satisfied, and shall report such estimate to SYN and Buyer.

            (iii) The Cash Component shall be decreased by an amount equal to BKD's estimate of such cost.

            (iv) Promptly after Buyer eliminates the conditions or circumstances that caused the closing conditions under the Synergy Purchase Agreement not to be satisfied, it shall notify BKD and SYN of the actual costs that Buyer incurred in eliminating such conditions or circumstances.

            (v) Within ten (10) business days after Buyer provides such notice, SYN shall pay to Buyer or Buyer shall pay to SYN any amount necessary to place the parties in the same positions they would have occupied if the actual costs of eliminating such conditions or circumstances had been known at Closing.

      (b) In the event that the terms of the Synergy Purchase Agreement are modified after this Agreement has been executed and such modification results in a reduction of the price SYN pays the Sellers for the Outlets, then, to the extent such price reduction is not already taken into consideration by the provisions of Section 1.2 of this Agreement, the Purchase Price shall be reduced in order to give Buyer its pro rata share of the benefit of such price reduction. Without limiting the generality of the preceding sentence, this Agreement has been negotiated on the understanding that the Sellers will receive, as part of the Synergy Transaction, 2,500 shares of SYN Series A Preferred Stock and 17.5% of the common stock of SYN. If the number of shares of SYN Series A Preferred Stock or the percentage of SYN common stock to be issued to the Sellers in connection with the Synergy Transaction is reduced, the Purchase Price shall be adjusted as necessary to take account of such reduction.

      (c) In the event that the assets used in the conduct or operation of the Optioned Outlets Business or the Exchanged Outlets Business include property leased from third parties other than real estate, vehicles and office machines of the kind typically leased by businesses, the Cash Component will be adjusted (upward if such property is leased by Buyer and downward if such property is leased by Synergy or SYN) by an amount equal to the depreciated replacement cost of such leased property.

      (d) Subject to Section 4.5, the parties intend that Buyer will acquire at Closing all Assets (other than the Excluded Assets) that were used in connection with the Optioned Outlets Business as of February 2, 1995; that SYN will retain all assets that were used in connection with the business of the Retained Outlets as of February 2, 1995 and will acquire at Closing all Exchanged Outlet Assets (other than customer storage tanks and the Excluded Exchanged Outlet Assets) that were used in connection with the Exchanged Outlets Business as of February 2, 1995, and all customer storage tanks that were located at or used in connection with the Exchanged Outlets as of July 22, 1995; and that, between February 2, 1995 and the Closing Date, existing customers of the Optioned Outlets and of the Exchanged Outlets will be encouraged to remain customers of those outlets and will not be diverted to other retail propane outlets that are not the subject of this Agreement.

            (i) In the event that it is discovered after Closing that assets (other than Excluded Assets) or the accounts of existing customers of the Optioned Outlets were transferred by Sellers or SYN to the Retained Outlets between February 2, 1995 and the Closing Date; that assets or the accounts of existing customers of the Retained Outlets were transferred by Sellers or SYN to the Optioned Outlets between February 2, 1995 and the Closing Date; or that assets (other than customer storage tanks and Excluded Exchanged Outlet Assets) or the accounts of existing customers of the Exchanged Outlets were transferred by Buyer to other outlets owned by Buyer between February 2, 1995 and the Closing Date, or that customer storage tanks of the Exchanged Outlets were transferred by Buyer to other outlets owned by Buyer between July 23, 1995 and the Closing Date, then the party acquiring the outlet from which such assets and/or customer accounts were transferred may assert a claim for adjustment under this Section 1.4(d). (The transfers listed in this Section 1.4(d)(i) are referred to collectively as "Compensable Transfers.")

            (ii) Claims for adjustment under this Section 1.4(d), if any, must be submitted within sixty (60) days after the Closing Date. Each party's claim for adjustment shall be submitted in writing to the other party (with a copy to BKD) and shall include a list of assets and customers transferred, together with supporting documentation.

            (iii) During the 60-day period immediately following submission of the claims for adjustment, the parties shall consult and negotiate with each other in an attempt to verify their respective claims, to determine the disposition of assets and/or customers transferred from the outlets, and to agree on procedures and a schedule for restoring transferred assets and/or customers to the outlets.

            (iv) Within ten (10) days after the end of such 60-day period, each party shall deliver to BKD a final claim for transferred assets and/or customers that have not been restored to the outlets or otherwise resolved through the consultation and negotiation process specified above. Within thirty (30) days after receipt of each party's final claim, BKD shall evaluate each transfer listed in each party's final claim to determine whether it is a Compensable Transfer, determine the value of each Compensable Transfer and the aggregate value of the party's final claim, and deliver a report to both parties reflecting its conclusions. In determining the aggregate value of a party's final claim, BKD shall take into account assets and customers transferred into the party's outlets during the period from February 2, 1995 through the Closing Date as well as assets and customers transferred out of the party's outlets during that period. Each party agrees to provide to BKD such additional information as BKD may request in order to evaluate and value the parties' final claims for adjustment. BKD's decision shall be binding on both parties.

            (v) If BKD's valuation of one party's final claim exceeds its valuation of the other party's final claim by more than $75,000, the second party shall pay to the first party within ten (10) days after BKD issues its report an amount equal to the excess of the first party's claim over $75,000. Such payment may be made in cash, in assets comparable in number, quality and condition to those that are the subject of the first party's final claim, or in a combination of cash and assets.

      (e) Within ninety (90) days after the Closing, BKD shall review Synergy's expenditures for fixed assets between May 17, 1995 and the Closing and provide a written report to the parties specifying the extent, if any, to which the total of all such expenditures for fixed assets conveyed to Buyer at Closing differs from the product of (i) Synergy's total expenditures for fixed assets between May 17, 1995 and the Closing and (ii) the ratio of the

Purchase Price (prior to adjustment under this Section 1.4(e)) to the Synergy Purchase Price (the result of such calculation is referred to as the "Fixed Asset Differential"). Within ten (10) days after BKD issues its report under this Section 1.4(e), Buyer shall pay to SYN (if the Fixed Asset Differential is greater than zero) or SYN shall pay to Buyer (if the Fixed Asset Differential is less than zero) an amount equal to the Fixed Asset Differential.

                                   ARTICLE 2
                                  THE CLOSING

      SECTION 2.1. CLOSING DATE. As soon as the conditions to Closing set forth herein have been satisfied or waived, the closing with respect to Buyer's purchase of the Assets (the "Closing") shall take place at the offices of the Escrow Agent (as defined in Section 2.4) or such other place as the parties may agree. The date of the Closing (the "Closing Date") shall be the same day as the date of the first closing under the Synergy Purchase Agreement.

      SECTION 2.2. DELIVERIES BY SYN. On the Closing Date, SYN shall deliver to Escrow Agent for deposit in escrow ("Escrow") under the Escrow Agreement (as defined in Section 2.4) the following (the "SYN Deliverables"), in form and substance reasonably satisfactory to Buyer and its counsel:

      (a) Duly executed bills of sale, vehicle title certificates, special warranty deeds, assignments and other transfer documents sufficient to vest good and marketable title to the Assets in the name of Buyer free and clear of all Liens, except for Permitted Liens;

      (b) Good Standing Certificates for SYN from the State of Delaware and all other states in which qualification and good standing are necessary in order for SYN to perform its obligations under this Agreement, dated as of a date no more than ten (10) days before the Closing Date;

      (c) A certified copy of any necessary resolutions of SYN evidencing approval of this Agreement and the transactions contemplated hereby;

      (d) The certificate of an officer of SYN described in Section 6.2(c) hereof;

      (e) Appropriate assumption agreements pursuant to which SYN shall assume and undertake to perform Buyer's obligations arising after the Closing Date under the Assumed Exchanged Outlet Contracts (as defined in Section 4.8 hereof); and

      (f) All other documents (including permits to do business), certificates, instruments or writings required to be delivered by SYN at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

      SECTION 2.3. DELIVERIES BY BUYER. On the Closing Date, Buyer shall deliver to Escrow Agent for deposit in Escrow under the Escrow Agreement the following (the "Buyer Deliverables"), in form and substance reasonably satisfactory to SYN and its counsel:

      (a)   The Cash Component;

      (b) Duly executed bills of sale, vehicle title certificates, special warranty deeds, assignments and other transfer documents sufficient to vest good and marketable title to the Exchanged Outlet Assets in the name of SYN free and clear of all Liens, except for Permitted Liens;

      (c) Good Standing Certificates for Buyer from the state of Tennessee and all other states in which qualification and good standing are necessary in order for Buyer to perform its obligations under this Agreement, dated as of a date no more than ten (10) days before the Closing Date;

      (d) A certified copy of any necessary resolutions of Buyer evidencing approval of this Agreement and the transactions contemplated hereby

      (e) The certificate of an officer of Buyer described in Section 6.1(c) hereof;

      (f) Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform SYN's obligations arising after the Closing Date under the Assumed Contracts, as defined in Section 3.8; and

      (g) all other documents (including permits to do business), certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

      SECTION 2.4.  ESCROW AGENT.

      (a) Prior to the Closing Date, Buyer and SYN shall enter into an escrow agreement substantially in the form of Exhibit C attached hereto (the "Escrow Agreement") with a mutually acceptable escrow agent with offices in New York ("Escrow Agent"). On the Closing Date, after the first closing under the Synergy Purchase Agreement, Buyer will deliver to the Escrow Agent the Buyer Deliverables and SYN will deliver to the Escrow Agent the SYN Deliverables. The Escrow Agent will hold the items deposited with it in accordance with the Escrow Agreement.

      (b) Upon receipt of a written notice from SYN and Buyer informing the Escrow Agent that the second closing under the Synergy Purchase Agreement has occurred, the Escrow Agent shall disburse all cash and deliver the Buyer Deliverables to SYN and shall deliver the SYN Deliverables to Buyer, whereupon the Closing shall be deemed to have occurred as of the Closing Date.

      (c) In the event the Escrow Agent does not receive the written notice referred to in Section 2.4(b) above within five (5) days after the SYN Deliverables and the Buyer Deliverables are placed in escrow, the Escrow Agent shall return (i) the Cash Component and the Buyer Deliverables to Buyer and (ii) the SYN Deliverables to SYN unless otherwise instructed in writing by SYN and Buyer. SYN shall then reimburse Buyer for any and all fees, charges and expenses incurred by Buyer as a result of entering into the Escrow Agreement and transferring the funds and documents to the Escrow Agent.

      SECTION 2.5.  ADJUSTMENTS AND PRORATIONS.

      (a) All expenses arising from the Optioned Outlets Business up to 11:59 p.m. on the Closing Date, including business and license fees, utility charges, rent, real and personal property taxes and assessments levied against the Assets (except for taxes arising from the transfer of the Assets hereunder), and similar prepaid and deferred items, shall be prorated between Buyer and SYN in accordance with the principle that SYN shall be responsible for all expenses, costs and liabilities allocable to the operation of the Optioned Outlets for the period through the Closing Date, and Buyer shall be responsible for all expenses, costs and obligations allocable to the operation of the Optioned Outlets after the Closing Date. There shall be no adjustment for, and SYN shall remain solely liable with respect to, any contracts or agreements not included in the Assumed Contracts and any other obligation or liability not expressly assumed by Buyer in accordance with Section 2.6. Any adjustments or prorations to be made pursuant to this Section 2.5 shall, insofar as practical, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than 90 days after the Closing Date.

      (b) All expenses arising from the business and operations of the Exchanged Outlets up to 11:59 p.m. on the Closing Date, including business and license fees, utility charges, rent, real and personal property taxes and assessments levied against the Exchanged Outlet Assets (except for taxes arising from the transfer of the Exchanged Outlet Assets hereunder), and similar prepaid and deferred items, shall be prorated between Buyer and SYN in accordance with the principle that Buyer shall be responsible for all expenses, costs and liabilities allocable to the operation of the Exchanged Outlets for the period through the Closing Date, and SYN shall be responsible for all expenses, costs and obligations allocable to the operation of the Exchanged Outlets after the Closing Date. There shall be no adjustment for, and Buyer shall remain solely liable with respect to, any contracts or agreements not included in the Assumed Exchanged Outlet Contracts and any other obligation or liability not expressly assumed by SYN in accordance with Section 2.6. Any adjustments or prorations to be made pursuant to this Section 2.5 shall, insofar as practical, be determined and paid on the

Closing Date, with final settlement and payment by the appropriate party occurring no later than 90 days after the Closing Date.

      SECTION 2.6.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

      (a) As of the Closing Date, Buyer shall assume, pay, discharge and perform (i) all obligations and liabilities arising out of Buyer's ownership of the Assets or its operation of the Optioned Outlets after the Closing Date, including Buyer's obligations under Section 5.9 of this Agreement, and (ii) all obligations and liabilities of SYN or of Synergy under the Assumed Contracts arising after the Closing Date and resulting from Buyer's ownership of the Assets or its operation of the Optioned Outlets after the Closing Date. All other obligations and liabilities of SYN, including but not limited to (1) any and all obligations under any contract or agreement not included in the Assumed Contracts, (2) any obligations under the Assumed Contracts relating to the time period through the Closing Date, (3) any claims or pending or future litigation or proceedings relating to the operation of the Optioned Outlets on and prior to the Closing Date, (4) any liabilities and obligations arising under or relating to any Employee Benefit Plan (as defined in Section 3.4) or Multiemployer Pension Plan (as defined in Section 3(37) of ERISA), and (5) any other liabilities and obligations arising from SYN or Synergy's operation of the Optioned Outlets on and prior to the Closing Date, shall remain and be the obligations and liabilities solely of SYN.

      (b)   As of the Closing Date, SYN shall assume, pay, discharge and perform
(i) all obligations and liabilities arising out of SYN's ownership of the Exchanged Outlet Assets or its operation of the Exchanged Outlets after the Closing Date, including its obligations under Section 5.10 of this Agreement, and (ii) all obligations and liabilities of Buyer under the Assumed Exchanged Outlet Contracts that arise after the Closing Date and resulting from SYN's ownership of the Exchanged Outlet Assets or its operation of the Exchanged Outlets after the Closing Date. All other obligations and liabilities of Buyer, including but not limited to (1) any and all obligations under any contract or agreement not included in the Assumed Exchanged Outlet Contracts, (2) any obligations under the Assumed Exchanged Outlet Contracts relating to the time period through the Closing Date, (3) any claims or pending or future litigation or proceedings relating to the operation of the Exchanged Outlets on and prior to the Closing Date, (4) any liabilities and obligations arising under or relating to any Employee Benefit Plan (as defined in Section 4.4) or Multiemployer Pension Plan (as defined in Section 3(37) of ERISA), and (5) any other liabilities and obligations arising from Buyer's operation of the Exchanged Outlets on and prior to the Closing Date, shall remain and be the obligations and liabilities solely of Buyer.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF SYN

      SYN hereby represents and warrants to Buyer as follows:

      SECTION 3.1. ORGANIZATION AND QUALIFICATION. SYN is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. SYN is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of SYN to perform its obligations under this Agreement. SYN has heretofore made available to Buyer complete and correct copies of its certificate of incorporation and by-laws, as currently in effect.

      SECTION 3.2. AUTHORITY. SYN has the capacity to execute and deliver this Agreement, the Escrow Agreement and the executed documents included in the SYN Deliverables (the "SYN Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by SYN and consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of SYN, and no other corporate proceedings on the part of SYN are necessary to authorize this Agreement or the consummation of the transactions so contemplated. This Agreement has been, and the other SYN Documents will be, duly executed and delivered by SYN and, assuming the due and valid execution and delivery by Buyer (and by the Escrow Agent as to the Escrow Agreement) of the SYN Documents, each constitutes, and when executed and delivered will constitute, a valid and binding agreement of SYN, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (b) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

      SECTION 3.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Schedule 3.3 and except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution and delivery of this Agreement by SYN, nor the execution and delivery of the SYN Documents by SYN, nor the consummation by SYN of the transactions contemplated hereby or thereby nor compliance by SYN with any of the provisions hereof or thereof will (a) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, (b) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of SYN, (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which SYN or any of its assets may be bound except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that do not, individually or in the aggregate, affect SYN's ability to perform its obligations under this Agreement; or (d) assuming compliance with the HSR Act, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SYN, excluding from the foregoing clauses (a), (c) and (d) such requirements, defaults or violations which become applicable as a result of the regulatory status of Buyer or its affiliates or as a result of the business or activities in which Buyer or its affiliates is or proposes to be engaged or proposes that Optioned Outlets be engaged, other than the Optioned Outlets Business.

      SECTION 3.4. ABSENCE OF LIABILITIES. There is no claim, liability, or indebtedness of any nature, direct or indirect, secured or unsecured, contingent or absolute, known or unknown, matured or unmatured, arising on or before the Closing Date, whether by contract or by operation of law, in connection with the Optioned Outlets Business or with respect to any Employee Benefit Plan or other Plan currently or formerly maintained by Synergy or its ERISA Affiliates, or maintained by SYN or any of its ERISA Affiliates after June 30, 1994, or to which any of the foregoing are or were obligated to make contributions, for which Buyer will become liable as a result of its purchase of the Assets or as a result of the transactions contemplated by this Agreement. As used in the foregoing sentence, "Employee Benefit Plan" means employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"); "Plan" means any Employee Benefit Plan and any other employee benefit, stock option, deferred compensation, bonus and fringe benefit plans maintained for the benefit of or contributed to by Synergy or SYN or any ERISA Affiliate for any present or former employee of the Optioned Outlets Business; and "ERISA Affiliate" means a controlled group of corporations of which SYN or Synergy is or has been a member within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), any group of corporations or entities currently or formerly under common control with SYN or Synergy within the meaning of Section 414(c) of the Code or any affiliated service group of which SYN or Synergy is or has been a member within the meaning of Section 414(m) of the Code.

      SECTION 3.5.  REAL PROPERTY.

      (a) Owned Real Property. Schedule 3.5(a) lists all real property owned by the Sellers that is used in the Optioned Outlets Business (the "Owned Real Property"). As of the Closing Date, SYN will have good and marketable title to the Owned Real Property. Such title will be good and marketable and free and clear of all Liens, except for Permitted Liens. The term "Permitted Liens" shall mean (i) Liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business to the extent the obligations giving rise to such Liens are not yet due and payable and remain the obligations of SYN following Closing, (iii) such other easements, rights of way, imperfections of title and zoning restrictions as would not materially adversely interfere with the use of, the affected properties and assets of the Optioned Outlets Business, and i(v) Liens arising or resulting from any action taken by Buyer of any of its affiliates; provided, however, that Permitted Liens shall not include any Excluded Liens. The term "Excluded Liens" shall mean all liens other than the Liens described in items (i), (ii) and (iv) of the immediately preceding sentence that secure payment of any liability. The Permitted Liens do not individually, or in the aggregate, impair the conduct of the Optioned Outlets Business.

      (b) Leased Real Property. Schedule 3.5(b) lists, as of the Closing Date, all leased real property used in the operation of the Optioned Outlets Business (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property").

      SECTION 3.6.  PERSONAL PROPERTY.

      (a) Schedule 3.6(a) includes all vehicles and all other major items of tangible personal property owned by Sellers and used in the conduct or operation of the Optioned Outlets Business (such items, together with the consumer propane tanks, bulk storage tanks and all other personal property owned by Sellers and used in the Optioned Outlets Business, are hereinafter referred to as the "Owned Personal Property"). As of the Closing Date, SYN will have good and marketable title in and to all of the Owned Personal Property, free and clear of any Liens, leases or other encumbrances.

      (b) Schedule 3.6(b) sets forth the number, size and branch location of consumer propane tanks and bulk storage tanks used in the Optioned Outlets Business. The number of consumer propane tanks set forth in Schedule 3.6(b) is no more than 5% greater than the actual number of consumer propane tanks owned by SYN and used in the Optioned Outlets Business; provided, however, Buyer hereby acknowledges for purposes of this representation and warranty that SYN shall be given a credit for the number of consumer propane tanks owned by SYN and used in the Optioned Outlets Business which exceeds the number set forth in
Schedule 3.6(b) for each size category, such credit to be used against, to the extent it exists, the number by which the actual number of consumer propane tanks owned by SYN and used in the Optioned Outlets Business for a size category is less than the number of consumer propane tanks set forth in such size category on Schedule 3.6(b). Buyer and SYN agree that Damages (as defined in
Section 8.2 hereof) for a breach of this representation resulting from a shortage of consumer propane tanks (after applying the credit referred to above) will be determined by reference to the American Tank and Welding new tank price for such types and sizes of tanks, except that if Buyer is able to acquire tanks of the same types, sizes and quality (from a source identified to Buyer by SYN) at a cost that is less than such new tank cost plus shipping costs, then Damages will be determined by reference to such cheaper cost. As of the Closing Date, SYN will have good title to all of the consumer propane tanks and bulk storage tanks set forth in Schedule 3.6(b). Good title to each such tank shall be evidenced by:

            (i) such tank being held in inventory on the lot of a branch location of one of the Optioned Outlets at the time of Closing,

            (ii) SYN producing a previously executed tank contract; a customer supply agreement executed by the customer relating to tanks with a capacity of 100 pounds or less which states that SYN is providing the tank for use by the customer (such agreement shall not be required to list a serial number for the tank); a work order executed by the customer (such work order shall include the serial number of the tank); a bill of sale; or a tank supplier invoice; and such tank being physically located on the premises of the customer and such tank being free of any adverse claim of ownership by a customer,

            (iii) the customer acknowledging, in writing to Buyer or otherwise to Buyer's reasonable satisfaction, that SYN owns the tank,

            (iv) Buyer or any of its affiliates securing a newly executed tank contract with the customer, or

            (v) SYN or Buyer being able to gain physical possession of such tank.

After the Closing Date, if Buyer is unable to substantiate SYN's good title to a tank pursuant to any of clauses (i) through (v) above, Buyer shall promptly notify SYN of such fact and SYN shall have the opportunity, for a period ending on the later of 90 days after delivery of such notice or 180 days after the second closing under the Synergy Agreement, to assist in establishing SYN's good title to such tank as defined in clauses (i) through (v) above. Buyer shall provide reasonable cooperation to SYN in such efforts.

      (c) Schedule 3.6(c) lists all items of personal property used in connection with the conduct or operation of the Optioned Outlets Business that are subject to leases from parties other than the Sellers that Buyer has elected to assume (the "Leased Personal Property and, together with the Owned Personal Property, the "Personal Property").

      (d) Substantially all the consumer propane tanks, bulk storage tanks and vehicles used in the Optioned Outlets Business are in generally good condition and repair, normal wear and tear excepted, and generally fit for the uses for which they are intended. Substantially all such consumer propane tanks, bulk storage tanks and vehicles are suitable for their intended uses and are equipped with appropriate data plates.

      SECTION 3.7. INTELLECTUAL PROPERTY. As of the Closing Date, SYN will own or possess adequate and enforceable long-term licenses or other rights to use without payment all copyrights, patents, trade names, trademarks and similar rights, including all Synergy trade names, trademarks and logos, that previously have been used in the conduct or operation of the Optioned Outlets Business (the "Intellectual Property"). At Closing, SYN will grant Buyer a nonexclusive perpetual royalty-free license to use the Intellectual Property solely in connection with the conduct or operation of the Optioned Outlets Business (the "Intellectual Property License").

      SECTION 3.8.  ASSUMED CONTRACTS.

      (a) Buyer will assume as of the day immediately following the Closing Date all customer tank contracts of the Optioned Outlets (the "Customer Tank Contracts"), all leases of Leased Real Property and all leases of Leased Personal Property (collectively, the "Assumed Contracts"); provided, however, that SYN shall retain and pay all liabilities arising on or before the Closing Date under the Assumed Contracts. All Assumed Contracts are valid, binding and enforceable in accordance with their terms against the parties to such Assumed Contracts and there exists no default by Sellers or SYN under such Assumed Contracts other than defaults that will be cured by SYN at no cost to Buyer within thirty (30) days after Closing. SYN is not aware of any intention by any party to any Assumed Contract to (i) terminate such contract or amend the terms thereof, (ii) refuse to renew the same upon expiration of its terms, or (iii) renew the same upon expiration only on terms and conditions which are more onerous than those pertaining to such existing contract.

      (b) The parties acknowledge the existence of a collective bargaining agreement covering certain Synergy personnel currently employed in connection with the Albertville, Alabama Optioned Outlet (the "Albertville Union Contract"). Neither the Albertville Union Contract nor any other collective bargaining agreement is included in the Assumed Contracts.

      SECTION 3.9. LICENSES AND PERMITS. At Closing, SYN will assign to Buyer all federal, state, local, or municipal licenses, permits, certificates, orders, franchises, approvals and authorizations necessary for ownership of the Assets and the conduct of the Optioned Outlets Business (collectively, the "Licenses and Permits") that it acquires in the Synergy Transaction and that are assignable, with such assignment to become effective upon the second closing under the Synergy Purchase Agreement.

      SECTION 3.10. PASS-THROUGH FROM SYNERGY PURCHASE AGREEMENT. Buyer shall have the benefit of all representations, warranties and covenants of the Sellers under the Synergy Purchase Agreement insofar as they pertain to the Optioned Outlets, the Optioned Outlets Business, or the Assets; PROVIDED, HOWEVER, that Buyer's recourse against the Sellers under this Section 3.10 shall be limited to that specified in Section 8.2 of this Agreement.

      SECTION 3.11. CERTAIN FEES. Neither SYN nor any of its affiliates has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer or any affiliate of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      SECTION 3.12. DISCLOSURE. No representation or warranty by SYN in this Agreement, the SYN Documents, the Schedules, or the certificate described in Section 6.2(c) hereof contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to SYN as follows:

      SECTION 4.1. ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement. Buyer has heretofore made available to Buyer complete and correct copies of its certificate of incorporation and by-laws, as currently in effect.

      SECTION 4.2. AUTHORITY. Buyer has the capacity to execute and deliver this Agreement, the Escrow Agreement and the executed documents included in the Buyer Deliverables (the "Buyer Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer and consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the consummation of the transactions so contemplated. This Agreement has been, and the other Buyer Documents will be, duly executed and delivered by Buyer and, assuming the due and valid execution and delivery by SYN (and by the Escrow Agent as to the Escrow Agreement) of the Buyer Documents, each constitutes, and when executed and delivered will constitute, a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (b) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

      SECTION 4.3. CONSENTS AND APPROVALS; NO VIOLATION. Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof will (a) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority, (b) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Buyer or any of its respective subsidiaries, (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that do not, individually or in the aggregate, impair Buyer's ability to perform its obligations under this Agreement, or (d) assuming compliance with the HSR Act, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any affiliate.

      SECTION 4.4. ABSENCE OF LIABILITIES. There is no claim, liability, or indebtedness of any nature, direct or indirect, secured or unsecured, contingent or absolute, known or unknown, matured or unmatured, arising on or before the Closing Date, whether by contract or by operation of law, in connection with the Exchanged Outlets Business or with respect to any Employee Benefit Plan or other Plan currently or formerly maintained by Buyer or any of its ERISA Affiliates after June 30, 1994, or to which any of the foregoing are or were obligated to make contributions, for which SYN will become liable as a result of its purchase of the Exchanged Outlet Assets or as a result of the transaction contemplated by this Agreement. As used in the foregoing sentence, "Employee Benefit Plan" means employee benefit plan as defined in Section 3(3) of ERISA; "Plan" means any Employee Benefit Plan and any other employee benefit, stock option, deferred compensation, bonus and fringe benefit plans maintained for the benefit of or contributed to by Buyer or any ERISA Affiliate for any present or former employee of the Exchanged Outlets Business; and "ERISA Affiliate" means a controlled group of corporations of which Buyer is or has been a member within the meaning of
Section 414(b) of the Code, any group of corporations or entities currently or formerly under common control with Buyer within the meaning of Section 414(c) of the Code or any affiliated service group of which Buyer is or has been a member within the meaning of Section 414(m) of the Code.

      SECTION 4.5. ABSENCE OF CERTAIN CHANGES. Since December 31, 1994, Buyer has conducted the Exchanged Outlets Business in the ordinary course and in substantially the same manner as presently conducted and has made all reasonable efforts consistent with past practices to preserve its relationships with customers, suppliers and others with whom the

Exchanged Outlets deal. Notwithstanding the foregoing, the parties acknowledge that, as part of a rationalization of service areas among different outlets owned by Buyer, approximately 150 customers of the Exchanged Outlets, most of whom were customers of the Columbus, Mississippi outlet and the balance of whom were customers of the Amory, Mississippi outlet, have been transferred to other retail propane outlets owned by Buyer.

      SECTION 4.6.  EXCHANGED OUTLET REAL PROPERTY.

      (a) Owned Real Property. Schedule 4.6(a) lists all real property owned by the Buyer that is used in the Exchanged Outlets Business (the "Owned Exchanged Outlet Real Property"). Buyer has good and marketable title to the Owned Exchanged Outlet Real Property. Such title is good and marketable and free and clear of all Liens, except for Permitted Liens. The term "Permitted Liens" shall mean (i) Liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business to the extent the obligations giving rise to such Liens are not yet due and payable and remain the obligations of Buyer following Closing, (iii) such other easements, rights of way, imperfections of title and zoning restrictions as would not materially adversely interfere with the use of, the affected properties and assets of the Exchanged Outlets Business, and (iv) Liens arising or resulting from any action taken by SYN of any of its affiliates; provided, however, that Permitted Liens shall not include any Excluded Liens. The term "Excluded Liens" shall mean all liens other than the Liens described in items (i), (ii) and (iv) of the immediately preceding sentence that secure payment of any liability. The Permitted Liens do not individually, or in the aggregate, impair the conduct of the Exchanged Outlets Business.

      (b) Leased Real Property. Schedule 4.6(b) lists, as of the Closing Date, all leased real property used in the operation of the Exchanged Outlets Business (the "Leased Exchanged Outlet Real Property" and, together with the Owned Exchanged Outlet Real Property, the "Exchanged Outlet Real Property").

      SECTION 4.7.  EXCHANGED OUTLET PERSONAL PROPERTY.

      (a) Schedule 4.7(a) lists all vehicles and all other major items of tangible personal property owned by Buyer and used in the conduct or operation of the Exchanged Outlets Business (such items, together with the consumer propane tanks, bulk storage tanks and all other personal property owned by Buyer and used in the Exchanged Outlets Business, are hereinafter referred to as the "Owned Exchanged Outlet Personal Property"). Buyer has good and marketable title in and to all of the Owned Exchanged Outlet Personal Property, free and clear of any Liens, leases or other encumbrances.

      (b) Schedule 4.7(b) sets forth the number, size and branch location of consumer propane tanks and bulk storage tanks used in the Exchanged Outlets Business. The number of consumer propane tanks set forth in Schedule 4.7(b) is no more than 5% greater than the actual number of consumer propane tanks owned by Buyer and used in the Exchanged Outlets Business; provided, however, SYN hereby acknowledges for purposes of this representation and warranty that Buyer shall be given a credit for the number of consumer propane tanks owned by Buyer and used in the Exchanged Outlets Business which exceeds the number set forth in
Schedule 4.7(b) for each size category, such credit to be used against, to the extent it exists, the number by which the actual number of consumer propane tanks owned by Buyer and used in the Exchanged Outlets Business for a size category is less than the number of consumer propane tanks set forth in such size category on Schedule 4.7(b). Buyer and SYN agree that Damages (as defined in Section 8.3 hereof) for a breach of this representation resulting from a shortage of consumer propane tanks (after applying the credit referred to above) will be determined by reference to the American Tank and Welding new tank price for such types and sizes of tanks, except that if SYN is able to acquire tanks of the same types, sizes and quality (from a source identified to SYN by Buyer) at a cost that is less than such new tank cost plus shipping costs, then Damages will be determined by reference to such cheaper cost. Buyer has good title to all of the consumer propane tanks and bulk storage tanks set forth in Schedule 4.7(b). Good title to each such tank shall be evidenced by:

            (i) such tank being held in inventory on the lot of a branch location of one of the Exchanged Outlets at the time of Closing,

            (ii) Buyer producing a previously executed tank contract; a customer supply agreement executed by the customer relating to tanks with a capacity of 100 pounds or less which states that Buyer is providing the tank for use by the customer (such agreement shall not be required to list a serial number for the tank); a work order executed by the customer (such work order shall include the serial number of the tank); a bill of sale; or a tank supplier invoice; and such tank being physically located on the premises of the customer and such tank being free of any adverse claim of ownership by a customer,

            (iii) the customer acknowledging, in writing to SYN or otherwise to SYN's reasonable satisfaction, that Buyer owns the tank,

            (iv) SYN or any of its affiliates securing a newly executed tank contract with the customer, or

            (v) SYN or Buyer being able to gain physical possession of such tank.

After the Closing Date, if SYN is unable to substantiate Buyer's good title to a tank pursuant to any of clauses (i) through (v) above, SYN shall promptly notify Buyer of such fact and

Buyer shall have the opportunity to assist in establishing Buyer's good title to such tank as defined in clauses (i) through (v) above. SYN shall provide reasonable cooperation to Buyer in such efforts.

      (c) Schedule 4.7(c) lists all items of personal property used in connection with the conduct or operation of the Exchanged Outlets Business that are subject to leases from parties other than the Buyer that SYN has elected to assume (the "Leased Exchanged Outlet Personal Property" and, together with the Owned Exchanged Outlet Personal Property, the "Exchanged Outlet Personal Property").

      (d) Substantially all the consumer propane tanks, bulk storage tanks and vehicles used in the Exchanged Outlets Business are in generally good condition and repair, normal wear and tear excepted, and generally fit for the uses for which they are intended. Substantially all such consumer propane tanks, bulk storage tanks and vehicles are suitable for their intended uses and are equipped with appropriate data plates.

      SECTION 4.8. ASSUMED EXCHANGED OUTLET CONTRACTS.

      (a) SYN will assume as of the day immediately following the Closing Date all customer tank contracts of the Exchanged Outlets with customers located in Mississippi or Arkansas (the "Exchanged Outlet Customer Tank Contracts"), all leases of Leased Exchanged Outlet Real Property and all leases of Leased Exchanged Outlet Personal Property (collectively, the "Assumed Exchanged Outlet Contracts"); provided, however, that Buyer shall retain and pay all liabilities arising on or before the Closing Date under the Assumed Exchanged Outlet Contracts. All Assumed Exchanged Outlet Contracts are valid, binding and enforceable in accordance with their terms against the parties to such Assumed Exchanged Outlet Contracts and there exists no default by Buyer under such Assumed Exchanged Outlet Contracts other than defaults that will be cured by Buyer at no cost to SYN within thirty (30) days after Closing. Buyer is not aware of any intention by any party to any Assumed Exchanged Outlet Contract to
(i) terminate such contract or amend the terms thereof, (ii) refuse to renew the same upon expiration of its terms, or (iii) renew the same upon expiration only on terms and conditions which are more onerous than those pertaining to such existing contract.

      (b) The Assumed Exchanged Outlet Contracts do not include any collective bargaining agreements.

      SECTION 4.9. LICENSES AND PERMITS. Buyer possesses all federal, state, local, or municipal licenses, permits, certificates, orders, franchises, approvals and authorizations necessary for ownership of the Exchanged Outlet Assets and the conduct of the Exchanged Outlets Business (collectively, the "Exchanged Outlet Licenses and Permits"). At Closing,
Buyer will assign to SYN all assignable Exchanged Outlet Licenses and Permits.

      SECTION 4.10. CERTAIN FEES. Neither Buyer nor any of its affiliates has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of SYN or any affiliate of SYN to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

      SECTION 4.11. DISCLOSURE. No representation or warranty by Buyer in this Agreement, the Buyer Documents, the Schedules, or the certificate described in Section 6.2(c) hereof contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

      SECTION 4.12. INTELLECTUAL PROPERTY. As of the Closing Date, Buyer will own or possess adequate and enforceable long-term licenses or other rights to use without payment all copyrights, patents, trade names, trademarks and similar rights that previously have been used in the conduct or operation of the Exchanged Outlets Business (the "Buyer Intellectual Property"). At Closing, Buyer will grant SYN a nonexclusive perpetual royalty-free license to use the Buyer Intellectual Property solely in connection with the conduct or operation of the Exchanged Outlets Business (the "Exchanged Outlets Intellectual Property License").

                                   ARTICLE 5
                           COVENANTS OF THE PARTIES

      SECTION 5.1. CONDUCT OF THE EXCHANGED OUTLETS BUSINESS. From the date hereof through the Closing Date:

      (a) Buyer shall operate the Exchanged Outlets Business in the ordinary course consistent with past practices;

      (b) Except as required by applicable law, contractual obligations or other understandings or arrangements existing on the date hereof, (all of which have been disclosed to SYN in the Schedules,) the Buyer shall not, with respect to the Exchanged Outlets Business, (i) agree to pay any pension, retirement allowance or other employee benefit to any employee associated with the Exchanged Outlet Business, whether past or present, other than in accordance with past practices; (ii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee associated with the Exchanged Outlet Business or amend or commit itself to amend any such agreement or similar arrangement in existence on the date hereof; (iii) commit itself to any pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement covering employees associated with the Exchanged Outlet Business (other than the Buyer Severance Plan as defined in Section 5.10(a)) or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof or (iv) enter into any collective bargaining agreement covering employees associated with the Exchanged Outlet Business;

      (c) Except for the sale of products and services and the purchase of materials for resale or consumption or the replacement of worn, damaged or obsolete equipment, in the ordinary course of business, Buyer shall not, with respect to the Exchanged Outlets Business, (i) sell, transfer or otherwise dispose of any Exchanged Outlet Assets or (ii) create or permit to exist any new Lien on any of the Exchanged Outlet Assets.

      (d) Buyer shall maintain the Exchanged Outlet Assets in regular operating condition and repair, subject to normal wear and tear, and make all necessary renewals, additions and replacements thereto consistent with past practice;

      (e) Buyer shall not enter into any contract or commitment or engage in any transaction with respect to the Exchanged Outlets Business other than in the ordinary course of business;

      (f) Buyer shall maintain in effect adequate insurance with respect to the Exchanged Outlet Assets;

      (g) Except as specified in Section 4.5, Buyer shall use reasonable efforts to preserve for SYN the present relationships with suppliers and customers and others having business relations with the Exchanged Outlets Business;

      (h) Buyer shall not sell, assign, transfer or license any patent, trademark, trade name, trade secret, license, customer list, brand name or pending application for any patent or trademark, or any technical information or other proprietary information used in the operation of the Exchanged Outlets Business;

      (i) Buyer shall not do any act or omit to do any act, or permit any act or omission to act, if within its reasonable control, which will cause a material breach of any of its respective contracts, commitments or obligations of the Exchanged Outlets Business;

      (j) Buyer shall substantially comply with all laws, regulations and orders applicable to the Exchanged Outlets Business or the Exchanged Outlet Assets or as may be required for the valid and effective transfer of the Exchanged Outlet Assets;

      (k) Buyer shall maintain the books of account and financial records relating to the customers, assets, inventories, and accounts receivable of the Exchanged Outlets Business in the usual, regular and ordinary manner on a basis consistent with prior years; and

      (l)   Buyer shall not agree to take any action prohibited by this Section
5.1.

      SECTION 5.2.  ACCESS TO INFORMATION.

      (a) Between the date of this Agreement and the Closing Date, SYN will use commercially reasonable efforts to (i) arrange for Buyer's authorized representatives to have reasonable access to, or obtain for Buyer copies of, the books and records of the Optioned Outlets Business; (ii) obtain for Buyer such information about the offices, other facilities and properties of the Optioned Outlets Business as Buyer may request or SYN may obtain through its own due diligence; (iii) if permitted by Sellers, arrange for Buyer to make such inspections thereof as Buyer may reasonably request; and (iv) make available to or obtain for Buyer such other financial and operating data and other information with respect to the Optioned Outlets Business and the Assets as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours and in such a manner as not to unreasonably interfere with the personnel and the operation of the Optioned Outlets Business. In addition, SYN will make available to Buyer any information with respect to Optioned Outlets Business that it receives in the course of its due diligence investigation under the Synergy Purchase Agreement, including all reasonably segregable portions of company-wide reports that deal with the Optioned Outlets Business.

      (b) Between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable efforts to (i) give SYN and its authorized representatives reasonable access to all books and records and offices, other facilities and properties of the Exchanged Outlets Business; (ii) permit SYN to make such inspections thereof as SYN may reasonably request; and (iii) cause its officers to furnish SYN with such financial and operating data and other information with respect to the Exchanged Outlets Business and Exchanged Outlet Assets as SYN may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours and in such a manner as not to unreasonably interfere with the personnel and the operation of the Exchanged Outlets Business.

      SECTION 5.3. COMMERCIALLY REASONABLE EFFORTS. Subject to the express terms and conditions of this Agreement, SYN and Buyer will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement without unnecessary delay.

      SECTION 5.4. REGULATORY APPROVALS. SYN and Buyer shall each promptly make, and cause to be made, any and all filings which are required under the HSR Act and each agrees to furnish the other with such necessary information and reasonable assistance as may be requested in connection with the preparation of necessary filings and submissions to the Federal Trade Commission and the Antitrust Division of the Department of Justice. Each party shall use commercially reasonable efforts to respond promptly to any request for additional information, or other formal or information request for information, witnesses or documents which may be made by any governmental or regulatory authority pertaining to the transactions contemplated hereby, and shall prepare promptly all further applications and instruments necessary to desirable in order to obtain, at the earliest practicable date, expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated hereby, and shall keep the other party fully apprised of its actions with respect thereto.

      SECTION 5.5. CONSENTS. SYN and Buyer shall cooperate, and use commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities, and other third parties necessary to consummate the transactions contemplated by this Agreement and to carry on the Optioned Outlets Business and the Exchanged Outlet Business substantially in the manner as heretofore conducted. Without limiting the generality of the foregoing, each party shall use commercially reasonable efforts to obtain all necessary consents to assign the Assumed Contracts or the Assumed Exchanged Outlet Contracts, as the case may be, to the other as of the Closing Date.
If any consent necessary to permit the assignment of an Assumed Contract or an Assumed Exchanged Outlet Contract cannot be obtained by the Closing Date, the parties shall use commercially reasonable efforts to obtain such consent and effect the assignment of the affected contract as soon after the Closing as is possible. If any necessary consent cannot be obtained after Closing despite the commercially reasonable efforts of the parties, the parties shall cooperate to put in place such alternative arrangements as may be necessary to give the party to which the affected contract was to have been assigned substantially the same economic benefits and detriments as it would have had if such assignment had been completed as of the Closing Date.

      SECTION 5.6. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, SYN and Buyer will consult with each other before issuing any report, statement or press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and will not issue any such report, statement or press release or make any such public statement without such prior consultation and approval of the other party (which shall not be unreasonably withheld), except as required by law.

      SECTION 5.7. ADDITIONAL SCHEDULES AND SUPPLEMENTAL DISCLOSURE. SYN and Buyer acknowledge that, at the time of execution of this Agreement, certain Schedules contemplated by this Agreement (the "Omitted Schedules") had not yet been prepared. Such Omitted Schedules shall be prepared and attached to this Agreement prior to Closing; provided, however, that such Omitted Schedules must be acceptable to both parties. SYN and Buyer shall have the right from time to time prior to the Closing to supplement the Schedules with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules. However, no such supplement of the Schedules shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the party to whom such representation or warranty is made specifically agrees thereto in writing.

      SECTION 5.8. BOOKS AND RECORDS. SYN and Buyer agree that, for a period of one year after the Closing Date, each party (at its expense) shall
(a) have the right, at any time during business hours for any proper purpose, to inspect and to make copies of any books, records and files relating to the Optioned Outlets Business or the Exchanged Outlets Business that pertain to operations prior to the Closing Date, and (b) give written notice to the other party no later than 20 business days prior to any destruction of any such books, records or files in order to allow the other party to inspect and/or make copies of such books, records or files prior to destruction thereof. Each party further agrees that the other shall have reasonable access to the employees of the Optioned Outlets Business or the Exchanged Outlets Business, as the case may be, for purposes of handling litigation or claims with respect to such Outlets. Nothing in this Section shall be deemed to limit the rights of the parties under Section 5.15 of this Agreement.

      SECTION 5.9.  OPTIONED OUTLETS EMPLOYEES; EMPLOYEE BENEFITS.

      (a) SYN shall use commercially reasonable efforts to obtain for Buyer job and salary history regarding employees associated with the Optioned Outlets Business and to provide Buyer, if permitted by Sellers, with an opportunity prior to the Closing Date to meet with appropriate supervising personnel to discuss the qualifications and performance of such employees and with the employees themselves to discuss opportunities for employment. Buyer shall have the right, but not the obligation, to offer employment to any employee who has been involved in the operation of the Optioned Outlets Business and holds a position no higher than regional manager. SYN shall terminate all such employees as of the Closing Date. The parties agree that SYN may (but shall not be required to) establish a severance plan with respect to such employees consistent with the terms set forth in Schedule 5.9 (the "SYN Severance Plan"). Buyer shall be responsible for making all severance and termination payments under the SYN Severance Plan to employees associated with the Optioned Outlets whose termination is required by this Section 5.9 and who (i) are not offered employment by Buyer on substantially the same terms and conditions as those under which they were employed by Sellers or (ii) are hired by Buyer but, within one year after the Closing Date, are terminated or have their rate of pay reduced and terminate their employment within one week after such reduction.
SYN shall be responsible for and bear all liability for all other salary and benefit continuation (including COBRA benefits) and/or severance and termination payments relating to any employee or former employee of the Optioned Outlets that may be found payable as a result of (i) any termination or constructive termination of employment of any such employee on or before the Closing Date or
(ii) the transactions contemplated by this Agreement.


      (b) SYN shall be responsible for furnishing a Form W-2 to each employee of the Optioned Outlets Business disclosing all wages and other compensation paid by Synergy or SYN for the period through the Closing Date and taxes withheld therefrom, and Buyer shall be responsible for furnishing a Form W-2 to each employee of the Optioned Outlets Business who is hired by Buyer disclosing all wages and other compensation paid by Buyer for the period after the Closing Date and taxes withheld therefrom.

      (c) SYN shall be responsible for paying workers' compensation claims filed by employees associated with the Optioned Outlets Business with respect to incidents that occurred through the Closing Date. Buyer shall notify SYN promptly after receiving any workers' compensation claims resulting from incidents that occurred through the Closing Date and SYN shall be responsible for defending against or otherwise dealing with such claims.

      SECTION 5.10.  EXCHANGED OUTLETS EMPLOYEES; EMPLOYEE BENEFITS.

      (a) Buyer shall make available to SYN job and salary history regarding employees associated with the Exchanged Outlets Business and to provide SYN with an opportunity prior to the Closing Date to meet with appropriate supervising personnel to discuss the qualifications and performance of such employees and with the employees themselves to discuss opportunities for employment. SYN shall have the right, but not the obligation, to offer employment to any employee who has been involved in the operation of the Exchanged Outlets Business and holds a position no higher than regional manager. Buyer shall terminate all such employees as of the Closing Date. Buyer shall be responsible for and bear all liability for all salary and benefit continuation (including COBRA benefits) and/or severance and termination payments relating to any employee or former employee of the Exchanged Outlets that may be found payable as a result of (i) any termination or constructive termination of employment of any such employee on or before the Closing Date or (ii) the transactions contemplated by this Agreement.

      (b) Buyer shall be responsible for furnishing a Form W-2 to each employee of the Exchanged Outlets Business disclosing all wages and other compensation paid by Buyer for the period through the Closing Date and taxes withheld therefrom, and SYN shall be responsible for furnishing a Form W-2 to each employee of the Exchanged Outlets Business who is hired by SYN disclosing all wages and other compensation paid by SYN for the period after the Closing Date and taxes withheld therefrom.

      (c) Buyer shall be responsible for paying workers' compensation claims filed by employees associated with the Exchanged Outlets Business with respect to incidents that occurred through the Closing Date. SYN shall notify Buyer promptly after receiving any workers' compensation claims resulting from incidents that occurred through the Closing Date and Buyer shall be responsible for defending against or otherwise dealing with such claims.

      SECTION 5.11.  CERTAIN TAX MATTERS.

      (a) The parties shall share equally all sales, use, transfer, filing, conveyance, recording, and other similar taxes and fees, including, without limitation all applicable real estate transfer taxes and recording fees and stock transfer taxes arising out of or in connection with the transactions effected pursuant to this Agreement (collectively, "Transfer Taxes"). The taxes and fees incurred in connection with the transactions effected pursuant to the

Synergy Purchase Agreement shall be borne solely by the parties to that agreement and shall not be included in the calculation of the Cash Component. If either party has primary responsibility under applicable law for the payment of any particular Transfer Tax such party shall prepare and file the relevant Tax Return, pay the Transfer Taxes shown on such Tax Return, and provide a written request to the other party for reimbursement of one-half of the amount of the Transfer Taxes shown on such Tax Return and setting forth how such Transfer Taxes were calculated.

      (b) Each of Buyer and SYN shall provide the other party with such assistance as such party may reasonably request in connection with the preparation of any Tax Return relating to the transactions contemplated by this Agreement, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for Taxes relating to the transactions contemplated by this Agreement, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 5.11 or pursuant to any other Section hereof providing for the furnishing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

      (c) For purposes of this Agreement, (i) the term "Taxes" shall mean all taxes, levies or other like assessments, charges or fees, including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, licenses, payroll, withholding, social security and franchise or other governmental taxes, imposed by the United States, or any state, county or local government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes; and (ii) the term "Tax Return" shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

      SECTION 5.12.  TRADE PAYABLES AND OTHER LIABILITIES.

      (a) Buyer will retain and pay all trade payables, accrued operating expenses, long-term debt and all other liabilities of any nature whatsoever (including liabilities under the Assumed Exchanged Outlet Contracts and all Taxes other than Transfer Taxes) related to the Exchanged Outlets Business and arising on or before the Closing Date.

      (b) SYN will retain and pay all trade payables, accrued operating expenses, long-term debt and other liabilities of any nature whatsoever (including liabilities under the Assumed Contracts and all Taxes other than Transfer Taxes) related to Optioned Outlets Business and arising on or before the Closing Date.

      SECTION 5.13. TITLE EXAMINATION. Each party shall furnish to the other when received any title insurance commitments in its possession with respect to any real property as well as any security interest, tax lien and judgment searches at the state level and at the county level that has been performed with respect to the Assets or the Exchanged Outlet Assets. Each party shall cooperate with the other and use commercially reasonable efforts to comply with all reasonable requests of the other to assist the other in the foregoing.

      SECTION 5.13. TANK INVENTORY. SYN will furnish to Buyer when received from Synergy under the Synergy Purchase Agreement the results of a physical inventory of the consumer propane tanks used in the operation of the Optioned Outlets Business and all verifications of executed tank contracts or customer supply agreements executed by any customer relating to the Optioned Outlets Business.

      SECTION 5.14. COOPERATION. Both Buyer and SYN will cooperate with respect to litigation matters concerning the Optioned Outlets Business and the Exchanged Outlets Business by making available at no cost copies of files and any then-current employees familiar with the matters that are the subject of such litigation.

      SECTION 5.16. ALLOCATIONS. During the period beginning on the day after the Closing Date and ending on March 31, 1996 (the "Allocation Period"), pipeline and rail tank car allocations shall be divided between the parties as follows:

      (a) SYN shall retain all allocations of transmission capacity on the Dixie Pipeline acquired from Sellers; provided, however, that SYN agrees to make available to Buyer at Buyer's request all such transmission capacity, if any, that is surplus to the needs of SYN and/or Empire Gas Corporation during the Allocation Period.

      (b) Buyer shall retain all of its allocations of transmission capacity on the Dixie Pipeline that have been used to support the Exchanged Outlets.

      (c) SYN shall have the right to participate, to the same extent that the Exchanged Outlets previously have participated, in all other pipeline allocations and all tank car allocations that have been used by Buyer in connection with the Exchanged Outlets Business; and

      (d) Buyer shall have the right to participate, to the same extent that the Optioned Outlets previously have participated, in all allocations of transmission capacity on the Cherokee Pipeline and the Williams Pipeline and all tank car allocations that have been used by Sellers or SYN in connection with the Optioned Outlets Business.

                                   ARTICLE 6
                                  CONDITIONS

      SECTION 6.1. CONDITIONS TO OBLIGATIONS OF SYN. The obligations of SYN to consummate the transactions contemplated by this Agreement to occur at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which, except for the condition set forth in Section 6.1(f) hereof, may be waived in whole or in part by SYN):

      (a) Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

      (b) Performance. Buyer shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing, including delivery of the required items under Section 2.4 to the Escrow Agent.

      (c) Officer's Certificate. Buyer shall have delivered to SYN a certificate, satisfactory in form to SYN, dated the Closing Date and executed by an executive officer of Buyer to the effect of paragraphs (a) and (b) above and to the effect that Buyer intends to consummate the Closing and is not aware of any reason the Closing will not occur.


                                      - 32A -

      (d) No Litigation. There shall not be instituted any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree which (i) restrains or prohibits the consummation of the transactions contemplated hereby or (ii) imposes damages or remedies which would have a material adverse effect on SYN.

      (e) No Injunction. There shall not be in effect any writ, judgment, order (including a preliminary restraining order), injunction or decree of any court or governmental agency or body of competent jurisdiction enjoining, restraining or prohibiting the consummation of the transaction contemplated hereby.

      (f) Expiration of Termination of HSR Act Period. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

      (g) Release of Liens. At or prior to Closing, Buyer shall have delivered to SYN all documents and instruments necessary to release any Liens, liabilities or claims against the Exchanged Outlet Assets other than Permitted Liens.

      (h) First Closing under the Synergy Purchase Agreement. The first closing as defined under the Synergy Purchase Agreement shall have occurred.

      SECTION 6.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which, except for the condition set forth in Section 6.2(f) hereof, may be waived in whole or in part by Buyer):

      (a) Representations and Warranties. The representations and warranties made by SYN in this Agreement shall be true and correct when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

      (b) Performance. SYN shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by SYN at or prior to the Closing, including delivery of the required items under Section 2.4 to the Escrow Agent.

      (c) SYN's Certificate. SYN shall have delivered to Buyer a certificate, satisfactory in form to Buyer, dated the Closing Date and executed by an executive officer of SYN to the effect of paragraphs (a) and (b) above and to the effect that SYN intends to consummate the Closing and is not aware of any reason the Closing will not occur.

      (d) No Litigation. There shall not be instituted any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree which (i) restrains or prohibits the consummation of the transactions contemplated hereby, or (ii) imposes damages or remedies which would have a material adverse effect on Buyer.

      (e) No Injunction. There shall not be in effect any writ, judgment, order (including a preliminary restraining orders) injunction or decree of any court or governmental agency or body of competent jurisdiction enjoining, restraining or prohibiting the consummation of the transaction contemplated hereby.

      (f) Expiration or Termination of HSR Act Period. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

      (g) Release of Liens. At or prior to Closing, SYN shall have delivered to Buyer all documents and instruments necessary to release any Liens, liabilities or claims against the Assets other than Permitted Liens.

      (h) First Closing under the Synergy Purchase Agreement. The first closing as defined under the Synergy Purchase Agreement shall have occurred.

      (i) Absence of Certain Changes. From May 17, 1995 through the Closing Date, Synergy shall have conducted the Optioned Outlets Business in the ordinary course and in substantially the same manner as previously conducted and shall have made all reasonable efforts consistent with past practices to preserve its relationships with customers, suppliers and others with whom the Optioned Outlets deal. In particular:

            (i) Except as required by applicable law or by contractual obligations or other understandings or arrangements existing on the date hereof, (all of which have been disclosed to Buyer in the Schedules), neither Synergy nor SYN shall have (A) paid or agreed to pay any pension, retirement allowance or other employee benefit to any employees associated with the Optioned Outlets Business, whether past or present; (B) entered into any new employment, severance, consulting, or other compensation agreement with any existing employee associated with the Optioned Outlets Business (other than the SYN Severance Plan as defined in Section 5.9) or amended or committed itself to amend any such agreement or similar arrangement in existence on the date hereof; (C) committed itself to any pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement covering employees associated with the Optioned Outlets Business or amended or committed itself to amend any of such plans, funds or similar arrangements in existence on the date hereof; or (D) entered into any collective bargaining agreement with respect to employees associated with the Optioned Outlets Business;

            (ii) Except for the sale of products and services and the purchase of materials for resale or consumption or the replacement of worn, damaged or obsolete equipment, in the ordinary course of business, neither Synergy nor SYN, with respect to the Optioned Outlets Business, shall have (A) sold, transferred or otherwise disposed of any Assets or (B) created or permitted to exist any Lien (other than Permitted Liens) on any of the Assets;

            (iii) SYN and Synergy shall have maintained the Assets in regular operating condition and repair, subject to normal wear and tear, and made all necessary renewals, additions and replacements thereto consistent with past practice;

            (iv) Neither SYN nor Synergy shall have entered into any contract or commitment or engaged in any transaction with respect to the Optioned Outlets Business other than in the ordinary course of business;

            (v) SYN and Synergy shall have maintained in effect adequate insurance with respect to the Assets;

            (vi) SYN and Synergy shall have used reasonable efforts to preserve for Buyer the present relationships with suppliers and customers and others having business relations with the Optioned Outlets Business;

            (vii) Neither SYN nor Synergy shall have sold, assigned, transferred or licensed any patent, trademark, trade name, trade secret, license, customer list, brand name or pending application for any patent or trademark, or any technical information or other proprietary information used in the operation of the Optioned Outlets Business in a transaction that prevents SYN from granting Buyer the Intellectual Property License at Closing;

            (viii)Neither SYN nor Synergy shall have done any act or omitted to do any act, or permitted any act or omission to act, if within its reasonable control, which caused or will cause a material breach of any of the contracts, commitments or obligations of the Optioned Outlets Business;

            (ix) SYN and Synergy shall have substantially complied with all laws, regulations and orders applicable to the Optioned Outlets Business or the Assets or as may be required for the valid and effective transfer of the Assets;

            (x) SYN and Synergy shall have maintained the Transferred Records of the Optioned Outlets Business in the usual, regular and ordinary manner on a basis consistent with prior years; and

            (xi) Neither SYN nor Synergy shall have agreed to take any action prohibited by this Section 6.2(i).

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

      (a)   at any time, by mutual written agreement of each SYN and Buyer;

      (b) at any time after September 30, 1995 by any party hereto, if the Closing shall not have been consummated on or prior to such date (unless the failure to consummate the Closing by such date shall be due to a breach of the Agreement by the party seeking termination); or

      (c) at any time, upon SYN giving written notice to Buyer that the Synergy Purchase Agreement has been terminated.

      SECTION 7.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Sections 7.1(b) or (c) hereof, written notice thereof shall forthwith be given by the party so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by SYN or Buyer. If this Agreement is terminated pursuant to Section 7.1 hereof:

      (a) each party shall redeliver all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

      (b) all filings, applications and other submissions made pursuant to Sections 5.4 and 5.5 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

      (c) there shall be no liability or obligation hereunder on the part of SYN or Buyer or any of their respective directors, officers, employees, affiliates, agents or representatives, except that SYN and Buyer, as the case may be, may have liability to the other if the basis of termination is a willful, material breach by SYN or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section 7.2 and 9.1 hereof shall survive any such termination.

      SECTION 7.3. AMENDMENT, MODIFICATION AND WAIVER. This Agreement may be amended, modified or supplemented at any time by written agreement executed by SYN and Buyer. Any failure of SYN, on the one hand, or Buyer, on the other hand to comply with any term or provision of this Agreement may be waived by the other party at any time by an instrument in writing signed by or on behalf of such other party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                                   ARTICLE 8
                           SURVIVAL; INDEMNIFICATION

      SECTION 8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall survive the Closing Date for a period ending on the earlier of (a) the date the audit report relating to the March 31, 1996 audit of the consolidated financial statements of SYN and its subsidiaries has been signed by SYN's accountants and delivered to SYN and (b) June 30, 1996; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 4.1, 4.2, 4.3, 4.4 and 4.6(a) hereof shall survive the Closing Date indefinitely, and the representations and warranties contained in Section 3.6(b) and 4.7(b) shall survive for 180 days after the Closing Date. Following the Closing Date, neither the period of survival nor the liability of SYN or Buyer with respect to their respective representations and warranties shall be reduced by any investigation made at any time by or on behalf of the other party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

      SECTION 8.2. INDEMNIFICATION BY SYN. Subject to the limitations set forth in this Article 8, SYN shall indemnify Buyer and its affiliates, officers, directors, employees, agents, successors and assigns for, and shall defend and hold them harmless from, against and with respect to all loss, liability, damage (including exemplary damages) and expense (including, without limitation, reasonable attorneys' fees and costs and expenses reasonably incurred in investigating any claim, but excluding those losses, liabilities, damages or expenses covered by insurance) (collectively, "Damages") that result from any breach of or noncompliance with any of SYN's representations, warranties, covenants or agreements contained in this Agreement, including the certificate referred to in Section 6.2(c) hereof; provided, however, that SYN's liability for amounts otherwise indemnifiable for a breach of its representations and warranties under this Agreement shall be limited as follows:

      (a) To the extent that Buyer suffers Damages that result solely from a breach of the representations, warranties and covenants of the Sellers under the Synergy Purchase Agreement that are passed through to Buyer under Section 3.10 of this Agreement and are not attributable to breach of any representation, warranty or covenant of SYN under this Agreement ("Pass-Through Damages"), Buyer shall so notify SYN in writing and, provided SYN timely asserts and diligently prosecutes to a conclusion a claim for indemnity under the Synergy Purchase Agreement on Buyer's behalf but in SYN's own name with respect to such Pass-Through Damages, then SYN shall have no personal liability to Buyer with respect to such Pass-Through Damages. Instead, Buyer shall be entitled to share on a pro rata basis (based upon the ratio of (i) its Pass-Through Damages in excess of $175,000.00 (except to the extent disallowed by the trier of fact in any proceeding seeking to enforce such indemnity claim) to (ii) all damages suffered by SYN and Buyer in excess of $700,000.00 (except to the extent disallowed by such trier of fact) as a result of a breach of Sellers' representations, warranties and covenants under the Synergy Purchase Agreement) in all amounts recovered (net of the costs of recovery, including reasonable attorney's fees and expenses) under the indemnity provisions of the Synergy Purchase Agreement; provided, however, that Buyer shall not be entitled to any recovery under this Section 8.2(a) for the first $175,000.00 of Pass-Through Damages and that Buyer's recovery under this Section 8.2(a) shall not exceed 25% of SYN's maximum recovery under Article X of the Synergy Agreement. Attorney's fees and other expenses incurrred by SYN in asserting claims against the Sellers for breach of representations, warranties and covenants under the Synergy Purchase Agreement shall be shared between Buyer and SYN pro rata based upon (x) Buyer's Pass-Through Damages in excess of $175,000 that are asserted by SYN as a claim against Sellers and (y) all damages suffered by SYN in excess of $525,000 that are attributable to breach of any representation, warranty or covenant of Sellers under the Synergy Purchase Agreement. In addition, Buyer shall have the right to participate at its own expense in the prosecution of SYN's claim for indemnity under the Synergy Purchase Agreement with respect to Buyer's Pass-Through Damages, but SYN shall have sole control of the prosecution of such claim so long as it is diligently prosecuting Buyer's claim in good faith.

      (b) SYN shall have no obligation to indemnify Buyer against liabilities arising after the Closing Date under contracts associated with the Optioned Outlet Business that become binding upon Buyer by operation of law.

      (c) SYN's liability for indemnity with respect to breach of all other representations, warranties and covenants of SYN in this Agreement shall be unlimited.

      (d) Notwithstanding the foregoing, in the event that Buyer has been partially compensated through a reduction of the Purchase Price with respect to matters as to which it is entitled to indemnity under this

Section 8.2, Buyer shall be entitled to recover under this Section 8.2 only the excess of its claim for indemnity over the amount of such partial compensation.

      SECTION 8.3.  INDEMNIFICATION BY BUYER.

      (a) Subject to the limitations set forth in this Article 8, Buyer shall indemnify SYN and its affiliates, officers, directors, employees, agents, successors and assigns for, and shall defend and hold them harmless from, against and with respect to all Damages that result from any breach of or noncompliance with any of Buyer's representations, warranties, covenants or agreements contained in this Agreement, including the certificate referred to in
Section 6.1(c) hereof.

      (b) Buyer shall have no obligation to indemnify SYN under Sections 4.6 and 4.7 hereof for breach of any representation, warranty or covenant with respect to the Exchanged Outlet Assets except to the extent that the value of all such Exchanged Outlet Assets, as determined by BKD, is less than the Adjusted Exchanged Outlet Value under Section 1.2(a)(iii) hereof.

      (c) Buyer shall have no obligation to indemnify SYN against liabilities arising after the Closing Date under contracts associated with the Exchanged Outlet Business that become binding upon SYN by operation of law.

      (d) Notwithstanding the foregoing, in the event that SYN has been partially compensated through an increase of the Purchase Price with respect to matters as to which it is entitled to indemnity under this Section 8.3, SYN shall be entitled to recover under this Section 8.3 only the excess of its claim for indemnity over the amount of such partial compensation.

      SECTION 8.4.  GENERAL PROCEDURES.

      (a)   Notice.  A party that may be entitled to indemnification under this
Article 8 (an "Indemnified Person") shall give written notice to the other party (the "Indemnifying Person") of the assertion of any claim, or the commencement or any suit, action of proceeding, which such party discovers or of which it receives notice which might give rise to a claim under this Article 8 ("Claim"). Such notice shall specify (i) that a Claim is being made; (ii) the section or sections of this Agreement under which such Claim is made and why a Claim exists; and (iii) in reasonable detail, to the extent known, each individual item of Damages, including all items which in the aggregate comprise the deductible and all items which offset any Claim.

      (b) Third Party Claims. The obligations and liabilities of the Indemnifying Person under this Article 8 with respect to Damages arising from Claims of any third party which are subject to the indemnification provided for in this Article 8 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Person shall receive notice of any Third Party Claim, the Indemnified Person shall give the Indemnifying Person notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Person of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Person from any of its obligations under this Article 8 except to the extent the Indemnifying Person is prejudiced by such failure and shall not relieve the Indemnifying Person from any other obligation or liability that it may have to any Indemnified Person other than under this Article 8. The Indemnifying Person shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Person within five (5) days of the receipt of such notice from the Indemnified Person; provided, however, that if there exists, under applicable standards of professional conduct, a conflict between the positions of such parties on any significant issue that would make it inappropriate in the judgment of the Indemnified Person, in its sole discretion, for the same counsel to represent both the Indemnified Person and the Indemnifying Person, then the Indemnified Person shall be entitled to retain its own counsel at the Indemnifying Person's sole expense. In the event the Indemnifying Person exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified person shall cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person, at the Indemnifying Person's expense, all witnesses, pertinent records, materials and information in the Indemnified Person's possession or under the Indemnified Person's control relating thereto as is reasonably required by the Indemnifying Person. Similarly, in the event the Indemnified Person is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Person shall cooperate with the Indemnified Person in such defense and make available to the Indemnified Person, at the Indemnified Person's expense, all such witnesses, records, materials and information in the Indemnifying Person's possession or under the Indemnifying Person's control relating thereto as is reasonably required by the Indemnified Person. No such Third Party Claim may be settled by the Indemnifying Person without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld if the Indemnified Person would be not unduly prejudiced); except that a Third Party Claim which does not involve allegations of criminal or fraudulent conduct by the Indemnified Person and seeks only nonexemplary damages against the Indemnified Person may be settled by the Indemnifying Person if such settlement involves a complete release of the Indemnified Person from liability.

                                   ARTICLE 9
                                 MISCELLANEOUS

      SECTION 9.1. FEES AND EXPENSES. If the transactions contemplated by this Agreement are not consummated, Buyer and SYN shall pay their own fees and expenses incurred by them in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby; provided, however, that if the Closing occurs in escrow but the transaction is not consummated, Buyer shall be entitled to reimbursement of all fees, charges and expenses it incurred in placing the Cash Component and the Buyer Documents in escrow.

      SECTION 9.2. FURTHER ASSURANCES. From time to time after the Closing Date, at the request of SYN or Buyer, and at the expense of the party so requesting, SYN or Buyer, as the case may be, shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

      SECTION 9.3. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

      (a)   If to SYN, to

            SYN Inc.
            c/o Northwestern Growth Corporation
            33 Third Street, S.E.
            Huron, South Dakota  57350
            Attention:  Merle Lewis, Chairman

            with copies to:

            Schiff Hardin & Waite
            7200 Sears Tower
            Chicago, Illinois  60606
            Attention:  James M. Van Vliet, Jr., Esq.

            and

            Empire Gas Corporation
            P.O. Box 303
            1700 South Jefferson
            Lebanon, Missouri  65536
            Attention:  Paul S. Lindsey

            and

            Guilfoil Petzall & Shoemake
            Suite 2000

            100 North Broadway
            St. Louis, Missouri  63102
            Attention:  Jim J. Shoemake, Esq.

      (b)   If to Buyer, to

            Empire Energy Corporation
            1700 South Jefferson
            Lebanon, Missouri  65536
            Attention:  Robert W. Plaster

            with a copy to:

            Wilmer, Cutler & Pickering
            2445 M Street, N.W.
            Washington, D.C.  20037-1420
            Attention:  Richard W. Cass

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof. In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

      SECTION 9.4. ENTIRE AGREEMENT. This Agreement and the exhibits hereto, the Schedules, and other documents and certificates to be delivered pursuant hereto which form a part hereof contain the entire understanding of the parties hereto with respect to their subject matter and supersedes all prior agreements and understandings, oral and written, with respect to their subject matter.

      SECTION 9.5. SEVERABILITY. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforce to the fullest extent permitted by law.

      SECTION 9.6. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall insure to the benefit of SYN and Buyer and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by either SYN or Buyer without the prior written consent of the other party; except that it is understood and agreed between the parties that Buyer may assign to one or more of its existing or to be formed subsidiaries all or part of Buyer's rights to purchase assets under this Agreement, but such assignment shall not relieve Buyer of any of its obligations under this Agreement.

      SECTION 9.7. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of SYN and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer and its successors and permitted assigns, with respect to the obligations of SYN under this Agreement, and, except as provided in Sections
8.2 and 8.3 hereof, this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

      SECTION 9.8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which collectively shall constitute one and the same instrument.

      SECTION 9.9.  INTERPRETATION.

      (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

      (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

      (c) As used in this Agreement, the term "wire transfer" shall mean the wire transfer of U.S. dollars in immediately available funds.

      (d) As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

      SECTION 9.10. ARBITRATION. Any dispute arising under this Agreement shall be resolved by arbitration. The parties hereto agree to observe and be bound by the procedures of the American Arbitration Association ("AAA") and to submit all such disputes to the office of the AAA in the State of Missouri.

      SECTION 9.11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Missouri (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                        EMPIRE ENERGY CORPORATION

                        By:   /s/Stephen R. Plaster
                              ________________________________________
                              Stephen R. Plaster
                              President

                        SYN, INC.

                        By:   ________________________________________
                              By:
                              Title:

      SECTION 9.11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Missouri (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                        EMPIRE ENERGY CORPORATION

                        By:   ________________________________________
                              Stephen R. Plaster
                              President

                        SYN, INC.

                        By:   /s/Paul S. Lindsey
                              ________________________________________
                              By:
                              Title: